Consent of Independent Auditors

We conset to the use of our report dated September 21, 2000, with respect to the financial statements of the EF Data Division of Adaptive Broadband, Inc. ("EF Data") included in the Comtech Telecommunications Corp. Form 8-K/A filing regarding the acquisition of EF Data.

                                        /s/ Ernst & Young LLP

Phoenix, Arizona
September 21, 2000